UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 6, 2008

Borland Software Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8303 N. MoPac Expressway, Suite A-300, Austin, Texas		78759
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(512) 340-2200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 6, 2008, Borland Software Corporation ("Borland") entered into a Purchase Agreement with Embarcadero Technologies, Inc. ("Embarcadero") and certain of Borland's foreign subsidiaries. Pursuant to the Purchase Agreement, Borland agreed to sell all of the assets (excluding accounts receivable), operations and certain liabilities of its Integrated Development Environment ("IDE") tools business, operated as Borland's CodeGear division, to Embarcadero. The total consideration payable to Borland is $29,750,000 less the amount of the accounts receivable at closing, which is estimated to be approximately $7 million, subject to certain working capital adjustments, payable in cash upon the closing of the transaction. The Purchase Agreement includes customary representations, warranties and covenants of the parties and indemnification obligations, is subject to customary closing conditions and provides for termination fees which would be payable by either party if such party fails to close the transaction.

At the closing, the parties also plan to enter into the following agreements:

(i) a patent assignment agreement, whereby Borland will assign 34 of its patents which pertain solely or substantially to the CodeGear business,
(ii) a patent license, whereby Borland will grant to Embarcaderoa non-exclusive license restricted to a certain field of use;
(iii) a technology cross-license agreement, which will provide for licenses to and from the parties for software and tools used in both the CodeGear and Borland's retained business;
(iv) a services agreement which will obligate Embarcadero to provide software license management application services to Borland following the closing, which will be necessary because Borland will transfer to Embarcadero the software license management application it uses for certain of its products;
(v) copyright, trademark and domain name assignment agreements, providing for the assignment of copyrights, trademarks and domain names used primarily in the CodeGear business;
(vi) an occupancy agreement, which will provide for the sublease by Borland of facilities used in the CodeGear business; and
(vii) a transition services agreement, which will obligate Borland to provide services to Embarcadero for a limited time to assist with the transition of the CodeGear business from Borland to Embarcadero.

Borland will agree not to compete with Embarcadero in the CodeGear business for a period of five years from the closing. In addition, the parties each will agree not to solicit the other company’s employees for a period of three years after the closing.

The transaction has been approved by the board of directors of each of Borland and Embarcadero and does not require stockholder approval. The transaction is expected to close by June 30, 2008.

The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the agreement, a copy of which is attached as Exhibit 10.85 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On May 7, 2008, Borland issued a press release announcing its financial results for the quarter ended March 31, 2008.

The press release relating to the announcement of Borland’s financial results for the quarter ended March 31, 2008 is furnished herewith as Exhibit 99.1.

This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Borland made reference to non-GAAP financial information in the press release and the conference call referenced in the press release. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures, including information about forward-looking non-GAAP financial measures, is contained in the attached press release.

Item 2.06 Material Impairments.

On May 6, 2008, in connection with the proposed sale of substantially all of the assets of its CodeGear division, as described above, Borland concluded that it would record a goodwill impairment charge of $13.3 million. The goodwill impairment charge will not require any cash expenditure.

Item 9.01 Financial Statements and Exhibits.

Purchase Agreement by and among Borland Software Corporation, the Foreign Sellers set forth on Schedule A thereto and Embarcadero Technologies, Inc., dated as of May 6, 2008

Press release announcing Borland Software Corporation's financial results for the quarter ended March 31, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borland Software Corporation

May 7, 2008	By:	/s/ Tod Nielsen

Name: Tod Nielsen
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.85	Purchase Agreement by and among Borland Software Corporation, the Foreign Sellers set forth on Schedule A thereto and Embarcadero Technologies, Inc., dated as of May 6, 2008
99.1	Press release announcing Borland Software Corporation's financial results for the quarter ended March 31, 2008